EXHIBIT 99.2

OPENLANE, Inc.
Second Quarter 2024 Supplemental Financial Information
August 7, 2024

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended June 30, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(16.1)	$26.8	$10.7
Add back:
Income taxes	(1.2)	8.7	7.5
Interest expense, net of interest income	5.2	31.9	37.1
Depreciation and amortization	21.1	3.0	24.1
Intercompany interest	3.4	(3.4)	—
EBITDA	12.4	67.0	79.4
Non-cash stock-based compensation	3.6	0.1	3.7
Acquisition related costs	0.2	—	0.2
Securitization interest	—	(29.2)	(29.2)
Severance	5.4	0.6	6.0
Foreign currency (gains)/losses	0.5	—	0.5
Professional fees related to business improvement efforts	0.6	0.1	0.7
Impact for newly enacted Canadian DST related to prior years	10.0	—	10.0
Other	—	0.1	0.1
Total addbacks/(deductions)	20.3	(28.3)	(8.0)
Adjusted EBITDA	$32.7	$38.7	$71.4

	Three Months Ended June 30, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(219.4)	$25.6	$(193.8)
Add back:
Income taxes	(36.0)	16.7	(19.3)
Interest expense, net of interest income	5.4	32.1	37.5
Depreciation and amortization	24.5	2.3	26.8
Intercompany interest	8.1	(8.1)	—
EBITDA	(217.4)	68.6	(148.8)
Non-cash stock-based compensation	4.3	1.2	5.5
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(29.6)	(29.6)
Severance	0.9	0.1	1.0
Foreign currency (gains)/losses	0.5	(0.2)	0.3
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Net change in unrealized (gains) losses on investment securities	—	(0.2)	(0.2)
Professional fees related to business improvement efforts	1.7	0.4	2.1
Total addbacks/(deductions)	260.9	(28.3)	232.6
Adjusted EBITDA	$43.5	$40.3	$83.8

	Six Months Ended June 30, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(29.0)	$58.2	$29.2
Add back:
Income taxes	(1.0)	19.2	18.2
Interest expense, net of interest income	11.9	64.5	76.4
Depreciation and amortization	42.7	5.7	48.4
Intercompany interest	13.3	(13.3)	—
EBITDA	37.9	134.3	172.2
Non-cash stock-based compensation	8.8	1.9	10.7
Acquisition related costs	0.5	—	0.5
Securitization interest	—	(59.1)	(59.1)
Severance	6.8	0.9	7.7
Foreign currency (gains)/losses	2.5	—	2.5
Professional fees related to business improvement efforts	1.2	0.3	1.5
Impact for newly enacted Canadian DST related to prior years	10.0	—	10.0
Other	0.1	0.1	0.2
Total addbacks/(deductions)	29.9	(55.9)	(26.0)
Adjusted EBITDA	$67.8	$78.4	$146.2

	Six Months Ended June 30, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(240.5)	$59.4	$(181.1)
Add back:
Income taxes	(39.9)	27.9	(12.0)
Interest expense, net of interest income	12.5	62.4	74.9
Depreciation and amortization	45.7	4.1	49.8
Intercompany interest	14.5	(14.5)	—
EBITDA	(207.7)	139.3	(68.4)
Non-cash stock-based compensation	7.0	2.3	9.3
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	0.6	—	0.6
Securitization interest	—	(57.4)	(57.4)
Severance	1.4	0.1	1.5
Foreign currency (gains)/losses	0.4	—	0.4
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Net change in unrealized (gains) losses on investment securities	—	(0.1)	(0.1)
Professional fees related to business improvement efforts	2.3	0.5	2.8
Other	0.6	0.2	0.8
Total addbacks/(deductions)	265.5	(54.4)	211.1
Adjusted EBITDA	$57.8	$84.9	$142.7

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	June 30, 2024
Net income (loss)	$12.7	$14.3	$18.5	$10.7	$56.2
Less: Income from discontinued operations	—	0.7	—	—	0.7
Income (loss) from continuing operations	12.7	13.6	18.5	10.7	55.5
Add back:
Income taxes	12.7	7.6	10.7	7.5	38.5
Interest expense, net of interest income	38.5	38.9	39.3	37.1	153.8
Depreciation and amortization	26.4	25.3	24.3	24.1	100.1
EBITDA	90.3	85.4	92.8	79.4	347.9
Non-cash stock-based compensation	4.5	3.6	7.0	3.7	18.8
Acquisition related costs	0.5	2.0	0.3	0.2	3.0
Securitization interest	(31.6)	(31.4)	(29.9)	(29.2)	(122.1)
Severance	1.9	2.1	1.7	6.0	11.7
Foreign currency (gains)/losses	(1.2)	(2.1)	2.0	0.5	(0.8)
Net change in unrealized (gains) losses on investment securities	0.5	(0.4)	—	—	0.1
Professional fees related to business improvement efforts	1.7	2.1	0.8	0.7	5.3
Impact for newly enacted Canadian DST related to prior years	—	—	—	10.0	10.0
Other	0.9	0.5	0.1	0.1	1.6
Total addbacks/(deductions)	(22.8)	(23.6)	(18.0)	(8.0)	(72.4)
Adjusted EBITDA from continuing operations	$67.5	$61.8	$74.8	$71.4	$275.5

Results of Operations

OPENLANE Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except per share amounts)	2024	2023	2024	2023
Revenues from continuing operations
Auction fees	$108.7	$103.3	$218.6	$203.2
Service revenue	147.1	155.7	297.3	321.3
Purchased vehicle sales	80.2	60.4	138.4	115.9
Finance-related revenue	95.8	97.5	193.8	197.1
Total revenues from continuing operations	431.8	416.9	848.1	837.5
Cost of services*	245.9	222.6	459.8	446.8
Gross profit*	185.9	194.3	388.3	390.7
Selling, general and administrative	106.0	111.2	214.7	219.2
Depreciation and amortization	24.1	26.8	48.4	49.8
Goodwill and other intangibles impairment	—	250.8	—	250.8
Operating profit (loss)	55.8	(194.5)	125.2	(129.1)
Interest expense	37.4	38.8	77.1	77.1
Other (income) expense, net	0.2	(21.3)	0.7	(14.2)
Loss on extinguishment of debt	—	1.1	—	1.1
Income (loss) from continuing operations before income taxes	18.2	(213.1)	47.4	(193.1)
Income taxes	7.5	(19.3)	18.2	(12.0)
Income (loss) from continuing operations	10.7	(193.8)	29.2	(181.1)
Income from discontinued operations, net of income taxes	—	—	—	—
Net income (loss)	$10.7	$(193.8)	$29.2	$(181.1)
Income (loss) from continuing operations per share
Basic	$—	$(1.87)	$0.05	$(1.86)
Diluted	$—	$(1.87)	$0.05	$(1.86)
* Exclusive of depreciation and amortization
Overview of OPENLANE Results for the Three Months Ended June 30, 2024 and 2023
Overview
For the three months ended June 30, 2024, we had revenue of $431.8 million compared with revenue of $416.9 million for the three months ended June 30, 2023, an increase of 4%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $2.7 million, or 10%, to $24.1 million for the three months ended June 30, 2024, compared with $26.8 million for the three months ended June 30, 2023. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and amortized.
Goodwill and Other Intangibles Impairment
In the second quarter of 2023 the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit (both within the Marketplace segment). The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces resulted in a non-cash impairment charge totaling $25.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments in the second quarter of 2023, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three-year cumulative loss related to U.S. operations, we recorded a $41.1 million and $36.4 million valuation allowance against the U.S. net deferred tax asset at June 30, 2024 and December 31, 2023, respectively.
Interest Expense
Interest expense decreased $1.4 million, or 4%, to $37.4 million for the three months ended June 30, 2024, compared with $38.8 million for the three months ended June 30, 2023. The decrease in interest expense was primarily the result of the partial repayment of senior note debt in 2023. In addition, interest expense decreased $0.2 million at AFC (to $31.9 million from $32.1 million).
Other (Income) Expense, Net
For the three months ended June 30, 2024, we had other expense of $0.2 million compared with other income of $21.3 million for the three months ended June 30, 2023. The decrease in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement that occurred during the second quarter of 2023 and a net decrease in other miscellaneous income aggregating $1.5 million.
Loss on Extinguishment of Debt
In June 2023, we prepaid $140 million of the senior notes at par with proceeds from the Transaction. We incurred a loss on the extinguishment of the senior notes of $0.7 million in the second quarter of 2023 primarily representative of the write-off of unamortized debt issuance costs associated with the portion of the senior notes repaid, as well as purchase offer expenses. In June 2023, we also entered into the Revolving Credit Facility and incurred a loss on extinguishment of approximately $0.4 million for the debt issuance costs associated with certain banks that are no longer a part of the facility.
Income Taxes
We had an effective tax rate of 41.2% for the three months ended June 30, 2024, compared with an effective tax rate of 9.1% resulting in a benefit on a pre-tax loss for the three months ended June 30, 2023. The effective tax rate for the three months ended June 30, 2024 was unfavorably impacted by an increase in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset. The effective tax rate for the three months ended June 30, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $29.6 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset.
Impact of Foreign Currency
For the three months ended June 30, 2024 compared with the three months ended June 30, 2023, the change in the Canadian dollar exchange rate decreased revenue by $1.8 million, operating profit by $0.5 million and net income by $0.2 million. For the three months ended June 30, 2024 compared with the three months ended June 30, 2023, the change in the euro exchange rate decreased revenue by $1.0 million, operating profit by $0.1 million and had no impact on net income.

Overview of OPENLANE Results for the Six Months Ended June 30, 2024 and 2023
Overview
For the six months ended June 30, 2024, we had revenue of $848.1 million compared with revenue of $837.5 million for the six months ended June 30, 2023, an increase of 1%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $1.4 million, or 3%, to $48.4 million for the six months ended June 30, 2024, compared with $49.8 million for the six months ended June 30, 2023. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized.
Goodwill and Other Intangibles Impairment
In the second quarter of 2023 the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit (both within the Marketplace segment). The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces resulted in a non-cash impairment charge totaling $25.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments in the second quarter of 2023, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three-year cumulative loss related to U.S. operations, we recorded a $41.1 million and $36.4 million valuation allowance against the U.S. net deferred tax asset at June 30, 2024 and December 31, 2023, respectively.
Interest Expense
Interest expense was $77.1 million for the six months ended June 30, 2024 and 2023. Interest expense decreased as a result of the partial repayment of senior note debt in 2023; however, AFC had a $2.1 million increase in interest expense (to $64.5 million from $62.4 million) and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.6% for the six months ended June 30, 2024, as compared with approximately 7.0% for the six months ended June 30, 2023.
Other (Income) Expense, Net
For the six months ended June 30, 2024, we had other expense of $0.7 million compared with other income of $14.2 million for the six months ended June 30, 2023. The decrease in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement that occurred during the second quarter of 2023, a $2.1 million increase in foreign currency losses on intercompany balances and a net decrease in other miscellaneous income aggregating $5.1 million, partially offset by the 2023 impairment of an equity security and note receivable with the same investee aggregating $11.0 million and a $1.3 million contingent consideration valuation adjustment in 2023.
Loss on Extinguishment of Debt
In June 2023, we prepaid $140 million of the senior notes at par with proceeds from the Transaction. We incurred a loss on the extinguishment of the senior notes of $0.7 million in the second quarter of 2023 primarily representative of the write-off of unamortized debt issuance costs associated with the portion of the senior notes repaid, as well as purchase offer expenses. In June 2023, we also entered into the Revolving Credit Facility and incurred a loss on extinguishment of approximately $0.4 million for the debt issuance costs associated with certain banks that are no longer a part of the facility.

Income Taxes
We had an effective tax rate of 38.4% for the six months ended June 30, 2024, compared with an effective tax rate of 6.2% resulting in a benefit on a pre-tax loss for the six months ended June 30, 2023. The effective tax rate for the six months ended June 30, 2024 was unfavorably impacted by an increase in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset. The effective tax rate for the six months ended June 30, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $29.6 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset.
Impact of Foreign Currency
For the six months ended June 30, 2024 compared with the six months ended June 30, 2023, the change in the Canadian dollar exchange rate decreased revenue by $1.4 million, operating profit by $0.4 million and net income by $0.1 million. For the six months ended June 30, 2024 compared with the six months ended June 30, 2023, the change in the euro exchange rate decreased revenue by $0.1 million and had no impact on operating profit and net income.
Marketplace Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except volumes)	2024	2023	2024	2023
Auction fees	$108.7	$103.3	$218.6	$203.2
Service revenue	147.1	155.7	297.3	321.3
Purchased vehicle sales	80.2	60.4	138.4	115.9
Total Marketplace revenue from continuing operations	336.0	319.4	654.3	640.4
Cost of services*	229.1	206.1	426.2	413.9
Gross profit*	106.9	113.3	228.1	226.5
Selling, general and administrative	94.0	98.5	188.8	194.1
Depreciation and amortization	21.1	24.5	42.7	45.7
Goodwill and other intangibles impairment	—	250.8	—	250.8
Operating profit (loss)	$(8.2)	$(260.5)	$(3.4)	$(264.1)

Commercial vehicles sold	217,000	180,000	439,000	347,000
Dealer consignment vehicles sold	151,000	164,000	301,000	327,000
Total vehicles sold	368,000	344,000	740,000	674,000
Gross profit percentage, excluding purchased vehicles*	41.8%	43.8%	44.2%	43.2%
* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended June 30, 2024 and 2023
Total Marketplace Revenue
Revenue from the Marketplace segment increased $16.6 million, or 5%, to $336.0 million for the three months ended June 30, 2024, compared with $319.4 million for the three months ended June 30, 2023. The change in revenue included the impact of a decrease in revenue of $1.4 million due to fluctuations in the Canadian dollar exchange rate and $1.0 million due to fluctuations in the euro exchange rate. The increase in revenue was primarily attributable to the increase in purchased vehicle sales and an increase in auction fees, partially offset by a decrease in service revenue (discussed below).
The 7% increase in the number of vehicles sold was comprised of a 21% increase in commercial volumes and an 8% decrease in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the three months ended June 30, 2024 and 2023 was approximately $6.8 billion and $6.4 billion, respectively.

Auction Fees
Auction fees increased $5.4 million, or 5%, to $108.7 million for the three months ended June 30, 2024, compared with $103.3 million for the three months ended June 30, 2023. The number of vehicles sold increased 7%. Auction fees per vehicle sold for the three months ended June 30, 2024 decreased $6, or 2%, to $295, compared with $301 for the three months ended June 30, 2023. The decrease in auction fees per vehicle sold reflects a larger mix of lower-fee commercial vehicles sold in the second quarter of 2024.
Service Revenue
Service revenue decreased $8.6 million, or 6%, to $147.1 million for the three months ended June 30, 2024, compared with $155.7 million for the three months ended June 30, 2023, primarily as a result of a decrease in transportation revenue of $17.4 million, of which $20.9 million related to a change in a key customer contract that resulted in the customer's second quarter of 2024 revenue being recorded on a net commission basis instead of a gross basis, as it was recorded in the second quarter of 2023. This decrease was partially offset by increases in inspection service revenue of $3.1 million, repossession and remarketing fees of $3.0 million, reconditioning revenue of $1.2 million and a net increase in other miscellaneous service revenues aggregating approximately $1.5 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $19.8 million, or 33%, to $80.2 million for the three months ended June 30, 2024, compared with $60.4 million for the three months ended June 30, 2023, primarily as a result of an increase in purchased vehicles sold in Europe.
Gross Profit
For the three months ended June 30, 2024, gross profit from the Marketplace segment decreased $6.4 million, or 6%, to $106.9 million, compared with $113.3 million for the three months ended June 30, 2023. Gross profit decreased primarily as a result of a new digital services tax in Canada (see below), which represented a decrease of $12.0 million and a $2.4 million decrease in gross profit resulting from a higher mix of commercial volumes. Partially offsetting the decrease were gross profit improvements driven by a $5.9 million increase in auction and service volumes and $2.1 million from pricing.
Gross profit from the Marketplace segment was 31.8% of revenue for the three months ended June 30, 2024, compared with 35.5% of revenue for the three months ended June 30, 2023. The new Canadian Digital Services Tax (see below) decreased gross profit as a percentage of revenue by 360 basis points for the three months ended June 30, 2024. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 41.8% and 43.8% for the three months ended June 30, 2024 and 2023, respectively. Excluding purchased vehicle sales, gross profit as a percentage of revenue decreased for the three months ended June 30, 2024 as compared with the three months ended June 30, 2023, primarily due to a new Canadian Digital Services Tax (see below), partially offset by a change in a key customer contract (see discussion in "Service revenue" above).
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. The Canadian DST is retroactive to January 1, 2022. The Company recorded $12.0 million of Canadian DST to cost of services in the second quarter of 2024. Approximately $2 million, $5 million and $5 million relates to Canadian DST for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $4.5 million, or 5%, to $94.0 million for the three months ended June 30, 2024, compared with $98.5 million for the three months ended June 30, 2023, primarily as a result of decreases in compensation expense of $4.8 million, incentive-based compensation of $2.1 million, stock-based compensation of $0.8 million and miscellaneous expenses aggregating $1.0 million, partially offset by an increase in severance of $4.2 million.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.

Overview of Marketplace Results for the Six Months Ended June 30, 2024 and 2023
Total Marketplace Revenue
Revenue from the Marketplace segment increased $13.9 million, or 2%, to $654.3 million for the six months ended June 30, 2024, compared with $640.4 million for the six months ended June 30, 2023. The change in revenue included the impact of a decrease in revenue of $1.1 million due to fluctuations in the Canadian dollar exchange rate and $0.1 million due to fluctuations in the euro exchange rate. The increase in revenue was primarily attributable to the increase in purchased vehicle sales and auction fees, partially offset by the decrease in service revenue (discussed below).
The 10% increase in the number of vehicles sold was comprised of a 27% increase in commercial volumes and an 8% decrease in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the six months ended June 30, 2024 and 2023 was approximately $13.8 billion and $12.4 billion, respectively.
Auction Fees
Auction fees increased $15.4 million, or 8%, to $218.6 million for the six months ended June 30, 2024, compared with $203.2 million for the six months ended June 30, 2023. The number of vehicles sold increased 10%. Auction fees per vehicle sold for the six months ended June 30, 2024 decreased $7, or 2%, to $295, compared with $302 for the six months ended June 30, 2023. The decrease in auction fees per vehicle sold reflects a larger mix of lower-fee commercial vehicles sold in the first six months of 2024.
Service Revenue
Service revenue decreased $24.0 million, or 7%, to $297.3 million for the six months ended June 30, 2024, compared with $321.3 million for the six months ended June 30, 2023, primarily as a result of a decrease in transportation revenue of $40.8 million, of which $42.5 million related to a change in a key customer contract that resulted in the customer's revenue for the first six months of 2024 being recorded on a net commission basis instead of a gross basis, as it was recorded in the first six months of 2023. This decrease was partially offset by increases in repossession and remarketing fees of $5.4 million, inspection service revenue of $5.4 million, key service revenue of $2.2 million, reconditioning revenue of $1.8 million and a net increase in other miscellaneous service revenues aggregating approximately $2.0 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $22.5 million, or 19%, to $138.4 million for the six months ended June 30, 2024, compared with $115.9 million for the six months ended June 30, 2023, primarily as a result of an increase in purchased vehicles sold in Europe.
Gross Profit
For the six months ended June 30, 2024, gross profit from the Marketplace segment increased $1.6 million, or 1%, to $228.1 million, compared with $226.5 million for the six months ended June 30, 2023. Gross profit improvements were driven by a $13.4 million increase in auction and service volumes and $4.4 million from pricing. These improvements were partially offset by a new digital services tax in Canada (see below), which represented a decrease of $12.0 million and a $4.2 million decrease in gross profit resulting from a higher mix of commercial volumes.
Gross profit from the Marketplace segment was 34.9% of revenue for the six months ended June 30, 2024, compared with 35.4% of revenue for the six months ended June 30, 2023. The new Canadian Digital Services Tax (see below) decreased gross profit as a percentage of revenue by 180 basis points for the six months ended June 30, 2024. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 44.2% and 43.2% for the six months ended June 30, 2024 and 2023, respectively. Excluding purchased vehicle sales, gross profit as a percentage of revenue increased for the six months ended June 30, 2024 as compared with the six months ended June 30, 2023, primarily due to a change in a key customer contract (see discussion in "Service revenue" above), increased volumes and cost savings initiatives, partially offset by a new Canadian Digital Services Tax (see below).
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. The Canadian DST is retroactive to January 1, 2022. The Company recorded $12.0 million of Canadian DST to cost of services in the second quarter of 2024. Approximately $2 million, $5 million and $5 million relates to Canadian DST for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $5.3 million, or 3%, to $188.8 million for the six months ended June 30, 2024, compared with $194.1 million for the six months ended June 30, 2023, primarily as a result of decreases in compensation expense of $6.6 million, incentive-based compensation of $4.5 million, professional fees of $1.3 million and other miscellaneous expenses aggregating $0.6 million, partially offset by increases in severance of $4.8 million, stock-based compensation of $1.6 million and information technology costs of $1.3 million.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.
Finance Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except volumes and per loan amounts)	2024	2023	2024	2023
Finance-related revenue
Interest income	$59.5	$61.9	$120.5	$122.5
Fee income	45.9	44.1	94.4	91.7
Other revenue	2.4	3.7	4.5	7.1
Provision for credit losses	(12.0)	(12.2)	(25.6)	(24.2)
Total Finance revenue	95.8	97.5	193.8	197.1
Cost of services*	16.8	16.5	33.6	32.9
Gross profit*	79.0	81.0	160.2	164.2
Selling, general and administrative	12.0	12.7	25.9	25.1
Depreciation and amortization	3.0	2.3	5.7	4.1
Operating profit	$64.0	$66.0	$128.6	$135.0

Loan transactions	415,000	402,000	837,000	822,000
Revenue per loan transaction	$231	$243	$232	$240
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended June 30, 2024 and 2023
Revenue
For the three months ended June 30, 2024, the Finance segment revenue decreased $1.7 million, or 2%, to $95.8 million, compared with $97.5 million for the three months ended June 30, 2023. The decrease in revenue was primarily the result of a 5% decrease in revenue per loan transaction, partially offset by a 3% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $12, or 5%, primarily as a result of a decrease in loan values, partially offset by an increase in interest yields and a decrease in net credit losses.
The provision for credit losses increased to 2.1% of the average managed receivables for the three months ended June 30, 2024 from 2.0% for the three months ended June 30, 2023. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average managed receivables balance. However, the actual losses in any particular quarter or year could deviate from this range.

Gross Profit
For the three months ended June 30, 2024, gross profit for the Finance segment decreased $2.0 million, or 2%, to $79.0 million, or 82.5% of revenue, compared with $81.0 million, or 83.1% of revenue, for the three months ended June 30, 2023. The decrease in gross profit as a percent of revenue was primarily the result of a 2% increase in cost of services and the 2% decrease in revenue. The increase in cost of services of $0.3 million was primarily the result of increases in credit checks and filing fees of $0.2 million and other miscellaneous expenses aggregating $0.4 million, partially offset by a decrease in lot check expenses of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment decreased $0.7 million, or 6%, to $12.0 million for the three months ended June 30, 2024, compared with $12.7 million for the three months ended June 30, 2023 primarily as a result of decreases in stock-based compensation of $1.1 million and incentive-based compensation of $1.1 million, partially offset by increases in compensation expense of $1.3 million and other miscellaneous expenses aggregating $0.2 million.
Overview of Finance Results for the Six Months Ended June 30, 2024 and 2023
Revenue
For the six months ended June 30, 2024, the Finance segment revenue decreased $3.3 million, or 2%, to $193.8 million, compared with $197.1 million for the six months ended June 30, 2023. The decrease in revenue was primarily the result of a 3% decrease in revenue per loan transaction, partially offset by a 2% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $8, or 3%, primarily as a result of a decrease in loan values and an increase in net credit losses, partially offset by an increase in interest yields.
The provision for credit losses increased to 2.2% of the average managed receivables for the six months ended June 30, 2024 from 2.0% for the six months ended June 30, 2023. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average managed receivables balance. However, the actual losses in any particular quarter or year could deviate from this range.
Gross Profit
For the six months June 30, 2024, gross profit for the Finance segment decreased $4.0 million, or 2%, to $160.2 million, or 82.7% of revenue, compared with $164.2 million, or 83.3% of revenue, for the six months ended June 30, 2023. The decrease in gross profit as a percent of revenue was primarily the result of a 2% increase in cost of services and the 2% decrease in revenue. The increase in cost of services of $0.7 million was primarily the result of increases in professional fees of $0.4 million, travel expenses of $0.3 million and other miscellaneous expenses aggregating $0.6 million, partially offset by a decrease in lot check expenses of $0.6 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $0.8 million, or 3%, to $25.9 million for the six months ended June 30, 2024, compared with $25.1 million for the six months ended June 30, 2023 primarily as a result of increases in compensation expense of $1.7 million and title handling costs of $1.0 million, partially offset by decreases in incentive-based compensation of $1.1 million and other miscellaneous expenses aggregating $0.8 million.

LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2024, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

	June 30,	December 31,	June 30,
(Dollars in millions)	2024	2023	2023
Cash and cash equivalents	$60.9	$93.5	$242.4
Working capital	198.0	363.1	437.9
Amounts available under the Revolving Credit Facilities	346.5	133.3	105.0
Cash provided by operating activities for the six months ended	137.7		142.6
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2024	2023
Net cash provided by (used by):
Operating activities - continuing operations	$137.7	$142.6
Operating activities - discontinued operations	(0.1)	(0.1)
Investing activities - continuing operations	5.9	(51.6)
Investing activities - discontinued operations	—	7.0
Financing activities - continuing operations	(166.5)	(111.9)
Financing activities - discontinued operations	—	—
Net change in cash balances of discontinued operations	—	—
Effect of exchange rate on cash	(7.3)	8.8
Net decrease in cash, cash equivalents and restricted cash	$(30.3)	$(5.2)
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $137.7 million for the six months ended June 30, 2024, compared with $142.6 million for the six months ended June 30, 2023. Cash provided by continuing operations for the six months ended June 30, 2024 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by continuing operations for the six months ended June 30, 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash provided by investing activities (continuing operations) was $5.9 million for the six months ended June 30, 2024, compared with net cash used by investing activities of $51.6 million for the six months ended June 30, 2023. The cash provided by investing activities for the six months ended June 30, 2024 was primarily from a decrease in finance receivables held for investment, partially offset by purchases of property and equipment. The cash used by investing activities for the six months ended June 30, 2023 was primarily from purchases of property and equipment and an increase in finance receivables held for investment.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $166.5 million for the six months ended June 30, 2024, compared with $111.9 million for the six months ended June 30, 2023. The cash used by financing activities for the six months ended June 30, 2024 was primarily due to repayments on lines of credit, a net decrease in obligations collateralized by finance receivables and dividends paid on the Series A Preferred Stock. The cash used by financing activities for the six months ended

June 30, 2023 was primarily due to the early repayment of senior notes, dividends paid on the Series A Preferred Stock, payments of contingent consideration and payments for debt issuance costs, partially offset by an increase in borrowings from lines of credit and a net increase in obligations collateralized by finance receivables.
Cash flow from operating activities (discontinued operations) Net cash used by operating activities (discontinued operations) was $0.1 million for the six months ended June 30, 2024 and 2023.
Cash flow from investing activities (discontinued operations) There were no investing activities (discontinued operations) for the six months ended June 30, 2024, compared with net cash provided by investing activities of $7.0 million for the six months ended June 30, 2023. The cash provided by investing activities for the six months ended June 30, 2023 was attributable to the final proceeds from the sale of the ADESA U.S. physical auction business.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the six months ended June 30, 2024 and 2023.